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                                                                   EXHIBIT 10.48


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), dated as of the 16th April, 2001, effective as of May 10, 2001, is entered into between RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland business trust (the "Trust"), and JOEL GERSHENSON ("Executive").

                                    RECITALS

         A. The Trust is a business trust intended to be qualified and to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         B. Executive has been employed by the Trust since May 10, 1996, pursuant to an Employment Agreement dated as of May 10, 1996, between the Trust and Executive ("Prior Agreement").

         C. The Trust wishes to continue to employ Executive, and Executive wishes to continue to be employed by the Trust, on the terms and conditions set forth below.

         THEREFORE, the parties agree as follows:

         1. EMPLOYMENT DUTIES. During the Term (as defined in paragraph 2 below), the Trust will employ Executive as its non-executive Chairman or as such other executive officer as the Trust and Executive shall mutually agree upon. Executive will devote up to 600 hours during the first full year of the Agreement, up to 400 hours during the second full year and up to 200 hours during the third full year of his business time and attention to the performance of his duties under this Agreement as specifically requested by the Trust. During the fourth and fifth years of the Agreement, Executive will not be required to devote any of his business time and attention to the Trust other than to serve as a member of the Trust's Advisory Committee (hereinafter defined). If the Trust shall so request, Executive shall become and shall, at any time during the term of this Agreement as the Trust shall so request, act as a trustee of the Trust and/or as an officer and/or director of any of the Subsidiaries of the Trust as they may now exist or may be established by the Trust in the future without any compensation other than that provided for in paragraph 3. During the term of this Agreement, Executive shall provide the Chief Executive Officer of the Trust with a monthly detailed accounting of work hours performed for the Trust utilizing time sheets used by the Trust. Joel Gershenson, Dennis Gershenson, Richard Gershenson, Bruce Gershenson and Michael
A. Ward (the "Ramco Principals") constitute the Trust's Advisory Committee. Executive shall participate in Advisory Committee meetings as called for by the Chief Executive Officer, which Advisory Committee meetings shall be held no more frequently than once per week and no less frequently than once per quarter. Attendance at such Advisory Committee meetings shall count toward the number of hours worked for the Trust during the first three years. Time spent by Executive in preparing therefor or in reviewing information provided by the Trust shall not be included.

         2. TERM. The term of Executive's employment under this Agreement (the "Term") will begin on the effective date of this Agreement and will continue, subject to the termination provisions set forth in paragraph 5 below, until the fifth anniversary of the date hereof.

         3.       SALARY AND BONUS.


                  Salary. During the first year of the Term, Executive will receive a salary at the annual rate of $100,000; during the second year, $75,000; during the third year, $50,000; and


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during each of the fourth and fifth years, $35,000 (the "Base Salary"). In addition, if during the Term of the Agreement, the Trust shall request Executive work hours in excess of those required by paragraph 1 hereof, Executive shall be compensated for such excess hours at the rate of $300.00 per hour (the "Excess Payment"). Executive shall provide the Chief Executive Officer of the Trust with a monthly summary of hours worked, which summary shall be provided within fifteen (15) days after the end of each month. The Base Salary will be payable to Executive in accordance with the Trust's standard payroll practices. Any Excess Payment will be paid to Executive within 30 days after an anniversary date hereof. Although no bonus is provided for under this Agreement, nothing herein shall limit Executive's rights to a bonus pursuant to the Prior Agreement.

         4. FRINGE BENEFITS. In addition to the other compensation payable pursuant to this Agreement, during the Term:


                  a. Standard Benefits. Executive will be entitled to receive such fringe benefits and perquisites, including medical, dental, and life insurance, as are generally made available from time to time to management employees and Executives of the Trust, including the Chief Executive Officer thereof. So long as medical benefits are provided executives of the Trust, such benefits shall, to the extent available, be provided for the Term. If the Trust shall determine that it cannot provide such medical benefits or if such medical benefits are not extended to Executive after the Term, Executive shall be compensated for the cost to Executive of otherwise obtaining such medical benefits for the remainder of his life, such compensation not to exceed Thirty Thousand Dollars ($30,000.00) per year that Executive is employed by the Trust pursuant to this Agreement, which amount shall be the maximum amount available for this purpose for any other Executive of the Trust. Executive shall not have the right to participate in any pension, profit-sharing, stock option or similar plan or program established from time to time by the Trust for the benefit of its employees unless otherwise herein specifically provided. So long as Executive qualifies therefor, Executive shall have the right to participate in the Trust's 401K Plan.

                  b. Business Expenses. The Trust will pay or reimburse Executive for all business-related expenses incurred by Executive in the course of his performance of duties under this Agreement as specifically requested by the Trust, subject to the procedures established by the Trust from time to time with respect to incurrence, substantiation, reasonableness and approval. Executive's professional licensing and association fees and dues, professional journal subscriptions and errors and omissions insurance coverage will be provided by the Trust. Reimbursement for costs incurred in connection with attendance at International Council of Shopping Centers events shall be reimbursed if attendance by the Executive is requested by the Trust. Executive shall be reimbursed for costs incurred in connection with attendance at meetings of the Trust's Board of Trustees held outside the metropolitan Detroit area.

                  c. Stock Options. For the period from the effective date hereof until May 9, 2002, Executive shall be entitled to receive stock options if Dennis Gershenson should be granted options by the Trust in an amount equal to 75% of the number of options granted to Dennis Gershenson during such period. Nothing in this Agreement shall affect the status of any option heretofore granted Executive pursuant to the Prior Agreement.

                  d. Office and Secretarial. During the Term, the Trust will provide Executive with a suitable office and shared executive secretarial help. So long as the Trust maintains its


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offices at its current location, Executive shall be entitled to his existing office. If the Trust shall move its offices, then Executive shall be provided an office of sufficient size to house his existing furniture, exclusive of any couch or sofa, all of which furniture is owned by Executive. The shared executive secretary will be capable of performing Executive's work in a timely and professional manner. Executive's office will have, at the Trust's expense, the same telephone and computer equipment facilities as are contained in comparable executive's offices at the Trust. The Trust's information systems department shall be available to Executive to coordinate off-site computer capability.

         5.       TERMINATION OF EMPLOYMENT.

                  a. Death and Disability. Executive's employment under this Agreement will terminate immediately upon his death and upon 30 days' prior written notice given by the Trust in the event Executive is determined to be "permanently disabled" (as defined below).

                  b. For Cause. The Trust may terminate Executive's employment under this Agreement for "Cause" (as defined below), upon providing Executive 30 days' prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective on the 30th day after Executive's receipt thereof unless Executive (i) cures the alleged violation or
(ii) sends, within such 30-day notice period, written notice to the Board of Trustees of the Trust (the "Board") disputing in good faith the existence of Cause and requesting arbitration of such dispute pursuant to paragraph 9 below. During the pendency of the arbitration, Executive will continue to receive all compensation and benefits to which he is entitled hereunder. If the Trust is not successful in obtaining a determination by the arbitrators that there was Cause for termination, the Trust will pay Executive's reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements, in connection with such dispute resolution.

                  c. For Good Reason. Executive may terminate his employment under this Agreement for "Good Reason" (as defined below upon providing the Trust 30 days' prior written notice or termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Trust's receipt thereof unless the Trust cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period.

                  d. Definitions. For purposes of this Agreement

                           (i) Executive will be deemed "permanently disabled"
                  if he becomes unable during the first three years hereof to discharge his normal duties as contemplated under this Agreement for more than six consecutive months as a result of incapacity due to mental or physical illness by a physician acceptable to Executive and the Trust and paid by the Trust, whose determination will be final and binding. If Executive and the Trust are unable to agree on a physician, Executive and the Trust will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.

                           (ii) "Cause" means either (A) a material breach by
                  Executive of any material provision of this Agreement or of the Noncompetition Agreement, but only if, after notice provided in paragraph 5b above, Executive fails to cure such breach or, if such breach is not subject to cure, fails on an ongoing basis

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                  thereafter to comply with the provisions of this Agreement or of the Noncompetition Agreement, as the case may be, with respect to which he was in such breach; (B) action by Executive constituting willful malfeasance or gross negligence, having a material adverse effect on the Trust; (C) an act of fraud, misappropriation of funds or embezzlement by Executive in connection with his employment hereunder; or (D) Executive is convicted of, pleads guilty to or confesses to any felony.

                           (iii) "Good Reason" means the occurrence of any of
                  the following, without the prior written consent of Executive:
                  (A) any substantial diminution of status, or other imposition by the Trust of unreasonable requirements or working conditions on Executive, which are not withdrawn or corrected within a 30-day period following notice by Executive to the Trust of such diminution or imposition; (B) a material breach by the Trust of any of its material obligations under this Agreement, but only if (x) after the expiration of the 30-day notice period provided in paragraph 5c above, the Trust fails to cure such breach or (y) notwithstanding such cure, the Trust willfully and repeatedly breaches its obligations under this Agreement; (C) a relocation of the Trust's principal executive offices or of Executive's principal place of employment to a location more than 25 miles from Southfield, Michigan; (D) if, after any election of Trustees, at least two of the Ramco Principals is not a member of the Board or the Ramco Principals would constitute less than 10% of the members of the Board (provided that at least two of the Ramco Principals are ready, willing and able to serve on the Board); or (E) a "change of control" as defined below. Notwithstanding the foregoing, if at any time after the date of this Agreement the Ramco Principals own shares or OP Units convertible into less than 15% of the issued and outstanding Shares of the Trust, clause (D) shall be inapplicable and shall not be deemed "good reason" for termination of employment. Executive will be deemed not to have consented to any proposal resulting in any of the foregoing changes unless he will have given written notice of his consent thereto to the Board of Trustees of the Trust within 15 days after receipt of a written proposal describing the change. If Executive will not give such consent, the Trust will have the opportunity to withdraw such proposed change by written notice to Executive given within 15 days after expiration of the foregoing 15-day period.

                           (iv) A "change in control" shall occur if any person
                  or group of commonly controlled persons, other than the Ramco Principals or their affiliates, owns or controls, directly or indirectly, more than 25% of the voting control or value of the capital stock of the Trust, or of securities convertible into or exchangeable for capital stock of the Trust.

         6.       BENEFITS UPON TERMINATION.

                  a. Termination upon Death or Permanent Disability. Upon termination of Executive's employment under this Agreement resulting from his death or permanent disability, the Trust will remain obligated, in the case of death, to pay to Executive or his legal representatives his Base Salary, as provided in paragraph 3 above, for an additional period equal to 12 months from the effective date of termination and, in the case of permanent disability, for the remainder of the Term (such additional period in each instance being referred to in this Agreement as the "Severance Period"). In the event of a termination upon Executive's


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permanent disability, Executive will also remain entitled to receive, during the
Severance Period, those fringe benefits specified in paragraph 4 above, including coverage under all insurance programs and plans. The payment of such Base Salary will be made during the Severance Period at the same times as such amounts would have been paid pursuant to paragraph 3 above had Executive's employment not have been terminated and had the Term expired at the end of the Severance Period.

                  b. Termination with Cause or Resignation. Upon termination of Executive's employment by the Trust pursuant to paragraph 5b above or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5c above, the Trust will remain obligated to pay Executive only the unpaid portion of his Base Salary and benefits to the extent accrued through the effective date of termination. Any amount due under this subparagraph will be payable within 30 days after the date of termination.

                  c. Termination without Cause or for Good Reason. Upon termination of Executive's employment (x) by the Trust other than for Cause or upon Executive's death or permanent disability or (y) by Executive for Good Reason, Executive will be entitled to the benefits provide below:

                           (i) the Trust will pay Executive his Base Salary
                  through the date of termination;

                           (ii) the Trust will pay as severance pay to
                  Executive, not later than the 30th day following the date of termination, a lump sum severance payment (the "Severance Payment") equal to the greater of (x) the aggregate of all compensation due to Executive hereunder during the balance of the Term or (y) 1.99 times the "base amount" within the meaning of Sections 280G(b)(3) and 280G(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable temporary or final regulations promulgated thereunder, or its equivalent as provided in any successor statute or regulation. If Section 280G of the Code (and any successor provisions thereto) is repealed or otherwise inapplicable, then the Severance Payment will equal 1.99 times $185,000 if the date of termination is prior to December 31, 2002, and thereafter 1.99 times $100,000;

                           (iii) if in the opinion of tax counsel elected by
                  Executive and reasonably acceptable to the Trust, any portion of any payment made to Executive, including, without limitation, the Severance Payment, constitutes an excess "parachute payment" within the meaning of Section 280G(b)(1) of the Code, the Trust will pay Executive an additional amount (the "Additional Amount") equal to the sum of (i) all taxes payable by Executive under Section 4999 of the Code with respect to the Severance Payment and the Additional Amount, plus (ii) all federal, state or local income taxes payable by Executive with respect to the Additional Amount;

                           (iv) Notwithstanding the foregoing, if, during the
                  first three years of the Term, this Agreement is terminated by reason of a change of control, other than by virtue of a transaction commonly referred to as a leveraged buy out or a management buy out in which Executive has the option to participate, and if the


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                  Severance Payment multiple to Dennis Gershenson is greater than 1.99, the multiple applicable to Executive shall be adjusted accordingly; and

                           (v) Other than a termination by virtue of a
                  transaction described in paragraph 6c(iv) as one that Executive has the option to participate in, Executive will be entitled to the full amount of medical benefits as if Executive was employed by the Trust for the full Term of this Agreement.

                  d. No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this paragraph 6 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

                  e. Expiration of this Agreement. In the event the Term of this Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above or by the Trust without cause, Executive will not be entitled to any severance compensation whatsoever under this paragraph 6.

         7. NON-COMPETITION. Anything contained in that certain Noncompetition Agreement entered into by and between Executive and the Trust as of May 10, 1996, which agreement remains in full force and effect and is hereby ratified and confirmed, notwithstanding, the Trust and Executive agree as follows:

                  a. During the first year Executive shall not compete with the Trust within the Trust's defined trade area, which, for purposes hereof, will mean the State of Michigan; the Greater Toledo, Ohio, area; and the State of Florida. Executive may pursue any retail opportunity it desires outside the defined area, except as otherwise provided in the Noncompetition Agreement, or any other type of real estate opportunity, such as office, industrial or multi-family, whether inside or outside the area.

                  b. During the second and third years of the Term, if the Executive has a competitive opportunity, to be defined as any retail development of greater than 75,000 square feet anchored by a supermarket and/or includes a major retailer of in excess of 50,000 square feet, which Executive has entered into binding contractual agreements therefor, the Executive must first offer the opportunity to the Trust and the Trust will have 30 days thereafter to elect whether or not to pursue the development opportunity. If the Trust turns the offer down, then the Executive may pursue it, free of any obligation to the Trust. If the Trust accepts the offer, the opportunity will be transferred to the Trust and the Trust will, upon the transfer, reimburse Executive for all third party costs, including option payments and deposits, directly incurred on the opportunity. In such event, at closing by the Trust on the property, Executive will receive market fees for his services including a brokerage fee based on the value of the land and leasing fees for tenants he was instrumental in bringing to the development at the time the development is offered to the Trust. Brokerage fees shall be shared with any third party broker.

                  c. During the fourth and fifth years, Executive will be free of the provisions of paragraphs 7a and 7b above and Executive's Noncompetition Agreement shall thereupon be deemed terminated.


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                  d. All information received during term of employment will remain confidential and all opportunities obtained by an Executive by virtue of Executive's employment by the Trust shall be the exclusive property of the Trust.

                  e. Any dispute under this paragraph shall be submitted to arbitration pursuant to paragraph 9 hereof.

         8. INDEMNIFICATION. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless for any action or failure to act in his capacity as a director, trustee, officer or employee of the Trust. In furtherance of the foregoing and not by way of limitation, if Executive is a party or is threatened to be made a party to any suit because he is a director, trustee, officer or employee of the Trust, he shall be indemnified against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Trust, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification under this Section shall be in addition to any other indemnification by the Trust of its officers and trustees. Expenses incurred by the Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section shall be paid by the trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount in the event that it shall ultimately be determined that he is not entitled to indemnification by the Trust. Such undertaking shall be accepted without reference to the financial ability of such Executive to make such repayment. The Trust shall use commercially reasonable efforts to maintain in effect for the Term of this Agreement a directors' and officers' liability insurance policy, with a policy limit of at least $10,000,000 (which may be spread over a multiple year period), subject to customary exclusions, with respect to claims made against officers and directors of the Trust; provided, however, the Trust shall be relieved of this obligation to maintain directors' and officers' liability insurance if, in the good faith judgment of the Trust, it cannot be obtained at a reasonable cost.

         9. ARBITRATION. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be conducted in Detroit, Michigan, by a panel of three arbitrators and will be held in accordance with the rules of the American Arbitration Association. Of the three arbitrators, one will be selected by the Trust, one will be selected by Executive and the third will be selected by the two arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within 15 days after the giving of the written notice referred to in this paragraph 9. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto, with the same effect as an arbitration pursuant to Michigan Compiled Laws Annotated ss.600.5001. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect thereto, except as otherwise specified in paragraph 5b above. Pending a decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.


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         10.      MISCELLANEOUS.

                  a. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                  b. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.

                  c. The rights and obligations of the Trust under this Agreement inure to the benefit of, and will be binding on, the Trust and its successors and permitted assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and permitted assigns; provided, however, Executive shall not be entitled to assign or delegate any of his rights and obligations under this Agreement without the prior written consent of the Trust; provided, further, that the Trust shall not have the right to assign or delegate any of its rights or obligations under this Agreement except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by the Trust.

                  d. Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Trust, will be addressed to its principal place of business, attention: Secretary, and if mailed to Executive, will be addressed to him at his home address last known on the records of the trust or at such other address or addresses as either the Trust or Executive may hereafter designate in writing to the other.

                  e. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted to the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                  f. This agreement will be governed by and construed according to the laws of the State of Michigan.

                  g. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

                                  RAMCO-GERSHENSON PROPERTIES TRUST,

                                  By:
                                           -------------------------------------
                                           Dennis Gershenson
                                           Its:     CEO



                                  ----------------------------------------------
                                  JOEL GERSHENSON




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